Exhibit 99.2
Company Contact:
Matthew Pfeffer
Chief Financial Officer
(661) 775-5300
mpfeffer@mannkindcorp.com
MannKind Announces Completion of Common Stock Offering
VALENCIA, California — August 10, 2009 — MannKind Corporation (Nasdaq: MNKD) today announced the completion of a public offering of 8,360,000 shares of its common stock, including 960,000 shares sold pursuant to the full exercise of an over-allotment option previously granted to the underwriters. MannKind’s chairman, chief executive officer and principal stockholder, Alfred E. Mann, purchased 1,000,000 of these shares from the underwriters. All of the shares were offered by MannKind. The net proceeds to MannKind from the sale of shares in this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, were approximately $59.7 million.
Jefferies & Company, Inc. acted as sole book-running manager in this offering. The co-manager in this offering was Rodman & Renshaw, LLC.
A registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has been filed with the SEC. Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.